Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Gregory B. Hanson	Sean T. Geary
Chief Financial Officer	Chief Legal Officer and Secretary
Global Partners LP	Global Partners LP
(781) 894-8800	(781) 894-8800

Global Partners Reports Second-Quarter 2024 Financial Results

Waltham, Mass., August 7, 2024 – Global Partners LP (NYSE: GLP) (“Global” or the “Partnership”) today reported financial results for the second quarter ended June 30, 2024.

CEO Commentary

“Global Partners achieved year-over-year growth across all key financial metrics in the second quarter,” said Eric Slifka, the Partnership’s President and Chief Executive Officer. “These results underscore the effectiveness of our integrated business model and the strategic advantages of our diversified portfolio of liquid energy terminals, fueling stations and convenience markets.

“Over the past nine months, we have invested more than $500 million to significantly expand our Wholesale segment footprint through the strategic acquisition of a combined 29 terminals from Motiva Enterprises and Gulf Oil, more than doubling our storage capacity to 21.4 million barrels,” Slifka said. “We’re pleased with the performance of these assets. Our expanded network bolsters our terminal operations and opens new avenues for growth, further enhancing our earnings power and driving sustained value for our unitholders.”

Second-Quarter 2024 Financial Highlights

Net income was $46.1 million, or $1.10 per diluted common limited partner unit, for the second quarter of 2024, compared with net income of $41.4 million, or $1.05 per diluted common limited partner unit, in the same period of 2023.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $118.8 million in the second quarter of 2024 compared with $90.7 million in the same period of 2023.

Adjusted EBITDA was $121.1 million in the second quarter of 2024 versus $90.4 million in the same period of 2023.

Distributable cash flow (DCF) was $73.1 million in the second quarter of 2024 compared with $54.8 million in the same period of 2023.

Adjusted DCF was $74.2 million in the second quarter of 2024 compared with $53.3 million in the same period of 2023.

Gross profit was $287.9 million in the second quarter of 2024 compared with $242.7 million in the same period of 2023.

Combined product margin, which is gross profit adjusted for depreciation allocated to cost of sales, was $319.6 million in the second quarter of 2024 compared with $265.6 million in the same period of 2023.

Combined product margin, EBITDA, adjusted EBITDA, DCF and adjusted DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three months and six months ended June 30, 2024, and 2023.

Gasoline Distribution and Station Operations (GDSO) segment product margin was $221.5 million in the second quarter of 2024 compared with $199.1 million in the same period of 2023. Product margin from gasoline distribution increased to $147.3 million from $127.9 million in the year-earlier period, reflecting higher fuel margins (cents per gallon). Product margin from station operations increased to $74.2 million in the second quarter of 2024 from $71.2 million in the second quarter of 2023.

Wholesale segment product margin was $91.9 million in the second quarter of 2024 compared with $59.7 million in the same period of 2023. Gasoline and gasoline blendstocks product margin increased to $70.4 million in the second quarter of 2024 from $39.0 million in the same period of 2023, driven primarily by the acquisition of liquid energy terminals from Motiva Enterprises LLC in December 2023 and by more favorable market conditions in gasoline. Product margin from distillates and other oils was $21.5 million in the second quarter of 2024 compared with $20.7 million in the same period of 2023, primarily due to more favorable market conditions in distillates offset by less favorable market conditions in residual oil.

Commercial segment product margin was $6.2 million in the second quarter of 2024 compared with $6.8 million in the same period of 2023 primarily due to less favorable market conditions.

Total sales were $4.4 billion in the second quarter of 2024 compared with $3.8 billion in the same period of 2023, primarily due to an increase in volume sold. Wholesale segment sales were $2.6 billion in the second quarter of 2024 compared with $2.1 billion in the same period of 2023. GDSO segment sales were $1.5 billion in each of the second quarters of 2024 and 2023. Commercial segment sales were $280.9 million in the second quarter of 2024 compared with $226.5 million in the second quarter of 2023.

Total volume was 1.6 billion gallons in the second quarter of 2024 compared with 1.3 billion gallons in the same period of 2023. Wholesale segment volume was 1.1 billion gallons in the second quarter of 2024 compared with 809.6 million gallons in the same period of 2023. GDSO volume was 407.0 million gallons in the second quarter of 2024 compared with 417.4 million gallons in the same period of 2023. Commercial segment volume was 119.5 million gallons in the second quarter of 2024 compared with 102.5 million gallons in the same period of 2023.

Recent Developments

•	Global announced a cash distribution of $0.7200 per unit ($2.88 per unit on an annualized basis) on all of its outstanding common units from April 1, 2024 through June 30, 2024. The distribution will be paid on August 14, 2024 to unitholders of record as of the close of business on August 8, 2024.

Financial Results Conference Call

Management will review the Partnership’s second-quarter 2024 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 709-8155 (U.S. and Canada)

(201) 689-8881 (International)

Please plan to dial in to the call at least 10 minutes prior to the start time. The call also will be webcast live and archived on Global Partners’ website, https://ir.globalp.com

About Global Partners LP

Building on a legacy that began more than 90 years ago, Global Partners has evolved into a Fortune 500 company and industry-leading integrated owner, supplier, and operator of liquid energy terminals, fueling locations, and guest-focused retail experiences. Global operates or maintains dedicated storage at 54 liquid energy terminals—with connectivity to strategic rail, pipeline, and marine assets—spanning from Maine to Florida and into the U.S. Gulf States. Through this extensive network, the company distributes gasoline, distillates, residual oil, and renewable fuels to wholesalers, retailers, and commercial customers. In addition, Global owns, operates and/or supplies more than 1,700 retail locations across the Northeast states, the Mid-Atlantic, and Texas, providing the fuels people need to keep them on the go at their unique guest-focused convenience destinations. Recognized as one of Fortune’s Most Admired Companies, Global Partners is embracing progress and diversifying to meet the needs of the energy transition.

Global, a master limited partnership, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, visit www.globalp.com.

Use of Non-GAAP Financial Measures

Product Margin

Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels and crude oil, as well as convenience store and prepared food sales, gasoline station rental income and revenue generated from logistics activities when the Partnership engages in the storage, transloading and shipment of products owned by others. Product costs include the cost of acquiring products and all associated costs including shipping and handling costs to bring such products to the point of sale as well as product costs related to convenience store items and costs associated with logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of the Partnership’s consolidated financial statements to assess its business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA and Adjusted EBITDA

EBITDA and adjusted EBITDA are non-GAAP financial measures used as supplemental financial measures by management and may be used by external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

•	compliance with certain financial covenants included in its debt agreements;

•	financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;

•	ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;

•	operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, gasoline blendstocks, renewable fuels, crude oil and propane, and in the gasoline stations and convenience stores business, without regard to financing methods and capital structure; and

•	viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is EBITDA further adjusted for gains or losses on the sale and disposition of assets, goodwill and long-lived asset impairment charges and Global’s proportionate share of EBITDA related to its joint ventures, which are accounted for using the equity method. EBITDA and adjusted EBITDA should not be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow and Adjusted Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for the Partnership’s limited partners since it serves as an indicator of Global’s success in providing a cash return on their investment. Distributable cash flow as defined by the Partnership’s partnership agreement (the “partnership agreement”) is net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the board of directors of the Partnership’s general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow.

Distributable cash flow as used in the partnership agreement also determines Global’s ability to make cash distributions on its incentive distribution rights. The investment community also uses a distributable cash flow metric similar to the metric used in the partnership agreement with respect to publicly traded partnerships to indicate whether or not such partnerships have generated sufficient earnings on a current or historical level that can sustain distributions on preferred or common units or support an increase in quarterly cash distributions on common units. The partnership agreement does not permit adjustments for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

Adjusted distributable cash flow is a non-GAAP financial measure intended to provide management and investors with an enhanced perspective of the Partnership’s financial performance. Adjusted distributable cash flow is distributable cash flow (as defined in the partnership agreement) further adjusted for Global’s proportionate share of distributable cash flow related to its joint ventures, which are accounted for using the equity method. Adjusted distributable cash flow is not used in the partnership agreement to determine the Partnership’s ability to make cash distributions and may be higher or lower than distributable cash flow as calculated under the partnership agreement.

Distributable cash flow and adjusted distributable cash flow should not be considered as alternatives to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, the Partnership’s distributable cash flow and adjusted distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

Forward-looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Global’s current expectations and beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. Forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) including, without limitation, uncertainty around the timing of an economic recovery in the United States which will impact the demand for the products we sell and the services that we provide, and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and present expectations or projections. We believe these assumptions are reasonable given currently available information. Our assumptions and future performance are subject to a wide range of business risks, uncertainties and factors, which are described in our filings with the Securities and Exchange Commission (SEC).

For additional information regarding known material factors that could cause actual results to differ from the Partnership’s projected results, please see Global’s filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Global undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Sales	$4,409,698	$3,831,690	$8,555,090	$7,862,017
Cost of sales	4,121,814	3,589,031	8,052,071	7,397,294
Gross profit	287,884	242,659	503,019	464,723

Costs and operating expenses:
Selling, general and administrative expenses	72,370	66,696	142,151	128,952
Operating expenses	129,959	110,379	250,109	218,732
Amortization expense	1,989	2,018	3,858	4,102
Net (gain) loss on sale and disposition of assets	(303)	884	(2,804)	(1,244)
Total costs and operating expenses	204,015	179,977	393,314	350,542

Operating income	83,869	62,682	109,705	114,181

Other (loss) income and (expense):
(Loss) income from equity method investments	(346)	1,204	(1,725)	1,204
Interest expense	(35,531)	(21,806)	(65,227)	(43,874)

Income before income tax expense	47,992	42,080	42,753	71,511

Income tax expense	(1,843)	(691)	(2,206)	(1,091)

Net income	46,149	41,389	40,547	70,420

Less: General partner's interest in net income, including incentive distribution rights	3,802	2,339	6,938	4,121
Less: Preferred limited partner interest in net income	2,097	3,463	6,013	6,926
Less: Redemption of Series A preferred limited partner units	2,634	-	2,634	-

Net income attributable to common limited partners	$37,616	$35,587	$24,962	$59,373

Basic net income per common limited partner unit (1)	$1.11	$1.05	$0.74	$1.75

Diluted net income per common limited partner unit (1)	$1.10	$1.05	$0.73	$1.75

Basic weighted average common limited partner units outstanding	33,910	33,986	33,936	33,986

Diluted weighted average common limited partner units outstanding	34,278	34,006	34,273	34,008

(1)   Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses.  Accordingly, the Partnership's undistributed net income or losses is assumed to be allocated to the common unitholders and to the General Partner's general partner interest.  Net income attributable to common limited partners is divided by the weighted average common units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$14,114	$19,642
Accounts receivable, net	602,206	551,764
Accounts receivable - affiliates	10,221	8,142
Inventories	567,018	397,314
Brokerage margin deposits	21,253	12,779
Derivative assets	6,056	17,656
Prepaid expenses and other current assets	79,069	90,531
Total current assets	1,299,937	1,097,828

Property and equipment, net	1,686,543	1,513,545
Right of use assets, net	264,269	252,849
Intangible assets, net	21,660	20,718
Goodwill	426,063	429,215
Equity method investments	87,781	94,354
Other assets	42,491	37,502

Total assets	$3,828,744	$3,446,011

Liabilities and partners' equity
Current liabilities:
Accounts payable	$557,839	$648,717
Working capital revolving credit facility - current portion	281,200	16,800
Lease liability - current portion	53,973	59,944
Environmental liabilities - current portion	5,493	5,057
Trustee taxes payable	77,627	67,398
Accrued expenses and other current liabilities	199,378	179,887
Derivative liabilities	7,975	4,987
Total current liabilities	1,183,485	982,790

Working capital revolving credit facility - less current portion	-	-
Revolving credit facility	200,000	380,000
Senior notes	1,185,326	742,720
Lease liability - less current portion	216,888	200,195
Environmental liabilities - less current portion	74,560	71,092
Financing obligations	136,590	138,485
Deferred tax liabilities	66,010	68,909
Other long-term liabilities	60,310	61,160
Total liabilities	3,123,169	2,645,351

Partners' equity	705,575	800,660

Total liabilities and partners' equity	$3,828,744	$3,446,011

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Reconciliation of gross profit to product margin:
Wholesale segment:
Gasoline and gasoline blendstocks	$70,412	$39,023	$100,173	$59,409
Distillates and other oils	21,453	20,699	41,112	53,446
Total	91,865	59,722	141,285	112,855
Gasoline Distribution and Station Operations segment:
Gasoline distribution	147,313	127,883	268,943	248,699
Station operations	74,154	71,196	140,241	133,926
Total	221,467	199,079	409,184	382,625
Commercial segment	6,222	6,757	13,190	14,884
Combined product margin	319,554	265,558	563,659	510,364
Depreciation allocated to cost of sales	(31,670)	(22,899)	(60,640)	(45,641)
Gross profit	$287,884	$242,659	$503,019	$464,723

Reconciliation of net income to EBITDA and adjusted EBITDA:
Net income	46,149	$41,389	$40,547	$70,420
Depreciation and amortization	35,266	26,797	67,752	53,445
Interest expense	35,531	21,806	65,227	43,874
Income tax expense	1,843	691	2,206	1,091
EBITDA	118,789	90,683	175,732	168,830
Net (gain) loss on sale and disposition of assets	(303)	884	(2,804)	(1,244)
Loss (income) from equity method investments (1)	346	(1,204)	1,725	(1,204)
EBITDA related to equity method investments (1)	2,282	15	2,469	15
Adjusted EBITDA	$121,114	$90,378	$177,122	$166,397

Reconciliation of net cash provided by (used in) operating activities to EBITDA and adjusted EBITDA:
Net cash provided by (used in) operating activities	$24,346	$265,262	$(158,356)	$245,937
Net changes in operating assets and liabilities and certain non-cash items	57,069	(197,076)	266,655	(122,072)
Interest expense	35,531	21,806	65,227	43,874
Income tax expense	1,843	691	2,206	1,091
EBITDA	118,789	90,683	175,732	168,830
Net (gain) loss on sale and disposition of assets	(303)	884	(2,804)	(1,244)
Loss (income) from equity method investments (1)	346	(1,204)	1,725	(1,204)
EBITDA related to equity method investments (1)	2,282	15	2,469	15
Adjusted EBITDA	$121,114	$90,378	$177,122	$166,397

Reconciliation of net income to distributable cash flow and adjusted distributable cash flow:
Net income	$46,149	$41,389	$40,547	$70,420
Depreciation and amortization	35,266	26,797	67,752	53,445
Amortization of deferred financing fees	1,873	1,364	3,704	2,711
Amortization of routine bank refinancing fees	(1,194)	(1,155)	(2,387)	(2,293)
Maintenance capital expenditures	(8,946)	(13,595)	(20,683)	(23,155)
Distributable cash flow (2)(3)	73,148	54,800	88,933	101,128
Loss (income) from equity method investments (1)	346	(1,204)	1,725	(1,204)
Distributable cash flow from equity method investments (1)	673	(272)	(470)	(272)
Adjusted distributable cash flow	74,167	53,324	90,188	99,652
Distributions to preferred unitholders (4)	(2,097)	(3,463)	(6,013)	(6,926)
Adjusted distributable cash flow after distributions to preferred unitholders	$72,070	$49,861	$84,175	$92,726

Reconciliation of net cash provided by (used in) operating activities to distributable cash flow and adjusted distributable cash flow:
Net cash provided by (used in) operating activities	$24,346	$265,262	$(158,356)	$245,937
Net changes in operating assets and liabilities and certain non-cash items	57,069	(197,076)	266,655	(122,072)
Amortization of deferred financing fees	1,873	1,364	3,704	2,711
Amortization of routine bank refinancing fees	(1,194)	(1,155)	(2,387)	(2,293)
Maintenance capital expenditures	(8,946)	(13,595)	(20,683)	(23,155)
Distributable cash flow (2)(3)	73,148	54,800	88,933	101,128
Loss (income) from equity method investments (1)	346	(1,204)	1,725	(1,204)
Distributable cash flow from equity method investments (1)	673	(272)	(470)	(272)
Adjusted distributable cash flow	74,167	53,324	90,188	99,652
Distributions to preferred unitholders (4)	(2,097)	(3,463)	(6,013)	(6,926)
Adjusted distributable cash flow after distributions to preferred unitholders	$72,070	$49,861	$84,175	$92,726

(1)  Represents the Partnership's proportionate share of (loss) income, EBITDA and distributable cash flow, as applicable, related to the Partnership's interests in its equity method investments.

(2)  As defined by the Partnership's partnership agreement, distributable cash flow is not adjusted for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

(3)  Distributable cash flow includes a net gain (loss) on sale and disposition of assets of $0.3 million and ($0.9 million) for the three months ended June 30, 2024 and 2023, respectively, and $2.8 million and $1.2 million for the six months ended June 30, 2024 and 2023, respectively.

(4)  Distributions to preferred unitholders represent the distributions payable to the Series A preferred unitholders and the Series B preferred unitholders earned during the period. Distributions on the Series A preferred units and the Series B preferred units are cumulative and payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.  On April 15, 2024, all of the Partnership's Series A preferred units were redeemed and are no longer outstanding.